Joint Filer Information

Names:	Shanghai Pudong Science and Technology Investment Group Co., Ltd.

Address:	Floor 16-17, #118 Rongke Road
Pudong District, Shanghai, People’s Republic of China 201203

Designated Filer:	Shanghai Science and Technology Venture Capital (Group) Co., Ltd.

Issuer and Ticker Symbol:	ACM Research, Inc. [ACM]

Date of Event Requiring Statement:	May 29, 2023

The undersigned, Shanghai Pudong Science and Technology Investment Group Co., Ltd., is jointly filing the attached Initial Statement of Beneficial Ownership on Form 3 with Shanghai Science and Technology Venture Capital (Group) Co., Ltd. with respect to the beneficial ownership of securities of ACM Research, Inc.

Signatures:

SHANGHAI PUDONG SCIENCE AND TECHNOLOGY INVESTMENT (GROUP) CO., LTD. By: /s/ Guangda Liu Name: Gyangda Liu Title: Authorized Representative